Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑256605) and Forms S‑8 (No. 333‑234256, No. 333‑225393, and No. 333‑266983) of Business First Bancshares, Inc of our reports dated March 1, 2024, with respect to the consolidated financial statements of Business First Bancshares, Inc and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10‑K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Fort Worth, Texas

March 1, 2024